Exhibit 99.1

Old Point Releases Fourth Quarter and Full Year 2022 Results

Hampton, VA, January 26, 2023 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ “OPOF”) reported net income of $2.6 million and earnings per diluted common share of $0.53 for the fourth quarter of 2022 compared to net income of $1.7 million and earnings per diluted common share of $0.32 for the fourth quarter of 2021. Net income for the years ended December 31, 2022 and 2021 was $9.1 million, or $1.80 earnings per diluted common share, and $8.4 million, or $1.61 earnings per diluted common share, respectively.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the Bank) said, “Old Point’s full-year 2022 performance delivered record levels of top line revenue, net income, and loan growth. Strategic actions to grow talent in lending, target balance sheet growth that optimizes income generation, control cost of funding, diversify revenue streams, and maintain a strong credit environment illustrate the Company’s ability to deliver strong results through an economic cycle characterized by a dynamic interest rate environment and the highest inflation in decades. We are very excited by the momentum generated in 2022 and look forward to continued trends in our 100th anniversary year.”

Highlights of the fourth quarter and year ended December 31, 2022 are as follows:

•
Net loans held for investment grew $182.9 million from December 31, 2021.  PPP loans outstanding were $530 thousand at December 31, 2022 compared to $19.0 million at December 31, 2021.  Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP), grew $202.0 million, or 24.5%, to $1.0 billion, from December 31, 2021.

•
Return on average equity (ROE) increased to 11.0% for the fourth quarter of 2022, compared to 9.9% for the third quarter of 2022, and 5.5% for the prior year quarter. For the years ended December 31, 2022 and 2021, ROE was 8.7% and 7.0%, respectively.

•
Net interest margin (NIM) improved to 4.14% in the fourth quarter of 2022, increasing from 3.75% in the third quarter of 2022 and 3.07% in the fourth quarter of 2021.  NIM on a fully tax-equivalent basis (FTE) (non-GAAP) improved to 4.17% in the fourth quarter of 2022 from 3.78% in the linked quarter and 3.09% in the fourth quarter of 2021.

•
Net interest income for the fourth quarter of 2022 increased $1.3 million, or 11.6%, compared to the prior quarter and $3.3 million, or 33.7%, compared to the fourth quarter of 2021. For the years ended December 31, 2022 and 2021, net interest income was $44.4 million and $38.8 million, respectively.

•	Net PPP fees recognized for the year ended December 31, 2022, were $699 thousand, down from $3.2 million for the comparative 2021 period.

•
Provision for loan losses of $633 thousand was recognized for the fourth quarter of 2022, compared to $402 thousand for the third quarter of 2022 and $284 thousand for the fourth quarter of 2021. For the years ended December 31, 2022 and 2021, the provision for loan losses was $1.7 million and $794 thousand, respectively.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.4 billion as of December 31, 2022 increased by $17.2 million from December 31, 2021. Net loans held for investment increased $182.9 million, or 21.9% from December 31, 2021 to $1.0 billion at December 31, 2022. Loans held for investment (net of deferred fees), excluding PPP, (non-GAAP) grew 24.5%, or $202.0 million, from December 31, 2021 to December 31, 2022 driven by diversified loan growth in the following segments: commercial real estate of $42.8 million, construction, land development, and other land loans of $19.3 million, residential real estate of $47.7 million, and indirect automobile of $77.9 million. Securities available-for-sale, at fair value, decreased $8.8 million from December 31, 2021 to $225.5 million at December 31, 2022.

Total deposits of $1.2 billion as of December 31, 2022 decreased $21.1 million, or 1.8%, from December 31, 2021. Noninterest-bearing deposits decreased $2.9 million, or 0.7%, savings deposits decreased $1.9 million, or 0.3%, and time deposits decreased $16.2 million, or 9.6%. Overnight repurchase agreements, federal funds purchased and short-term Federal Home Loan Bank advances increased to $62.5 million at December 31, 2022 from $4.5 million at December 31, 2021.

The Company’s total stockholders’ equity at December 31, 2022 decreased $22.1 million, or 18.3%, from December 31, 2021 to $98.7 million. The decrease was related to unrealized losses in the market value of securities available-for-sale, which are recognized as a component of accumulated other comprehensive (loss) income, and the repurchase of 268,095 shares, for an aggregate purchase price of $6.7 million during 2022, under the Company’s prior share repurchase program authorized in October 2021. The decline in market value for the securities available-for-sale during 2022 was a result of rising market interest rates.  The Company does not expect these unrealized losses to affect the earnings or regulatory capital of the Company or its subsidiaries. The Bank remains well capitalized with a Tier 1 Capital ratio of 11.71% at December 31, 2022 as compared to 12.21% at December 31, 2021. The Bank’s leverage ratio was 9.43% at December 31, 2022 as compared to 9.09% at December 31, 2021.

Non-performing assets (NPAs) totaled $2.1 million as of December 31, 2022 compared to $4.7 million as of September 30, 2022 and $1.5 million at December 31, 2021. NPAs as a percentage of total assets was 0.15% at December 31, 2022, compared to 0.36% at September 30, 2022 and 0.11% at December 31, 2021. Non-accrual loans were $1.2 million at December 31, 2022, a decrease from $4.4 million at September 30, 2022 and an increase from $478 thousand at December 31, 2021. The decrease in non-accrual loans during the fourth quarter was related to resolution of one large commercial relationship. Loans past due 90 days or more and still accruing interest decreased $185 thousand to $840 thousand at December 31, 2022 from $1.0 million at December 31, 2021 but increased $510 thousand from $330 thousand at September 30, 2022.

The Company recognized a provision for loan losses of $633 thousand during the fourth quarter of 2022 compared to $402 thousand during the third quarter of 2022 and $284 thousand during the fourth quarter of 2021. The provision expense increase in the fourth quarter as compared to the third quarter of 2022 was a function of continued loan growth. The allowance for loan and lease losses (ALLL) was $10.5 million at December 31, 2022 compared to $9.9 million at both September 30, 2022 and December 31, 2021. The increase in the ALLL at December 31, 2022 compared to December 31, 2021 was primarily attributable to the increase in loans held for investment, excluding PPP loans (non-GAAP). The ALLL as a percentage of loans held for investment was 1.02% at December 31, 2022 compared to 1.04% at September 30, 2022 and 1.17% at December 31, 2021. Excluding PPP loans, the ALLL as a percentage of loans held for investment (non-GAAP) was 1.03% at December 31, 2022, 1.04% at September 30, 2022, and 1.20% at December 31, 2021. The decrease in the ALLL as a percentage of loans held for investment at December 31, 2022 compared to December 31, 2021 was primarily attributable to continued improvement in historical qualitative loss rates and a reduction of certain qualitative factor adjustments related to the COVID-19 pandemic. Quarterly annualized net charge-offs as a percentage of average loans outstanding was 0.02% for the fourth quarter of 2022, compared to 0.16% for the third quarter of 2022 and 0.05% for the fourth quarter of 2021. As of December 31, 2022, asset quality remains very strong with no significant changes in the overall credit quality of the loan portfolio.  Management believes the level of the allowance for loan losses is sufficient to absorb possible and estimable losses inherent in the loan portfolio; however, if elevated levels of risk are identified, provision for loan losses may increase in future periods.

Net Interest Income
Net interest income for the fourth quarter of 2022 was $12.9 million, an increase of $1.3 million, or 11.6%, from the prior quarter and $3.3 million, or 33.7%, from the fourth quarter of 2021. The increase from the prior-year comparative quarter was due primarily to: (i) deployment of lower yielding cash to fund growth in higher yielding loans and investments; (ii) higher average yields on earning asset balances due to the effect of rising market interest rates; partially offset by (iii) higher average interest-bearing liabilities at higher average rates. For the years ended December 31, 2022 and 2021, net interest income was $44.4 million and $38.8 million, respectively. The increase from the prior-year comparative period was primarily due to higher average earning assets at higher average earning yields, despite the lower volume during 2022 of accelerated recognition of net deferred fees related to PPP forgiveness.

The Net Interest Margin (NIM) for the fourth quarter of 2022 was 4.14%, an increase from 3.75% for the linked quarter and 3.07% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM was 4.17% for the fourth quarter of 2022, up from 3.78% for the third quarter of 2022 and 3.09% for the fourth quarter of 2021.  NIM expansion for the fourth quarter of 2022 compared to the prior year quarter was due to a 117-basis point increase in yields on average earning assets due to deployment of liquidity into higher earning assets and the effects of rising interest rates in 2022, partially offset by a 13-basis point increase in the cost of interest-bearing liabilities. The higher interest cost on liabilities was due to additional borrowing costs associated with federal funds purchased and short term FHLB advances during the period. Average loans increased $138.2 million, or 16.1%, and $78.2 million, or 9.3%, for the fourth quarter and year ended 2022 compared to the same periods of 2021.  Average loan yields were 50 basis points higher in the fourth quarter due primarily to the effects of rising interest rates in 2022.  For the year ended 2022 compared to the same period of 2021, average loan yields decreased slightly due primarily to lower accelerated recognition of deferred fees and costs related to PPP forgiveness partially offset by the effects of rising interest rates during 2022. Loan fees and costs related to PPP loans were deferred at time of loan origination, amortized into interest income over the remaining term of the loans and are accelerated upon forgiveness or repayment of the PPP loans. Net PPP fees of $1 thousand were recognized in the fourth quarter of 2022 compared to $77 thousand in the linked quarter and $227 thousand in the prior year quarter. Net PPP fees recognized for the year ended December 31, 2022 were $699 thousand, down from $3.2 million for the comparative 2021 period. Year-over-year NIM was also impacted by subordinated debt interest expense related to timing of issuance in 2021.  During 2022, market interest rates increased, and short-term rates are expected to continue to rise moving into 2023, which the Company expects to continue to result in increases in asset yields and cost of funds; however, the extent to which rising interest rates will ultimately affect the Company’s NIM is uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income was $3.1 million for the fourth quarter of 2022 compared to $3.4 million for the third quarter of 2022 and $3.6 million for the fourth quarter of 2021. Increases during the fourth quarter of 2022 in fiduciary and asset management fees and bank-owned life insurance were offset by decreases in other service charges, commissions and fees compared to the linked quarter. Although service charges on deposit accounts increased compared to the prior year quarter, this increase was offset by lower fiduciary and asset management fees, bank-owned life insurance, and mortgage banking income. Noninterest income for the year ended December 31, 2022 decreased $1.4 million to $13.5 million compared to the year ended December 31, 2021, driven primarily by decreases in mortgage banking income, fiduciary and asset management fees, and bank-owned life insurance, partially offset by increases in service charges on deposit accounts, other service charges, commissions and fees, and other operating income. The decrease in mortgage banking income for the fourth quarter and year ended December 31, 2022 compared to the respective 2021 periods was due to declines in volume of mortgage originations attributable to changes in mortgage market conditions. Gains on sales of fixed assets and losses on sales of available-for-sale securities impact the quarterly and year ended comparatives. During the fourth quarter of 2022, the Company recognized gains on sales of fixed assets of $1.7 million.  The Company also recognized losses of $1.9 million on sales of available-for-sale securities in a reinvestment strategy which increased yield on the asset base over 300 basis points.

Noninterest Expense
Noninterest expense totaled $12.3 million for the fourth quarter of 2022 compared to $11.6 million for the third quarter of 2022 and $11.1 million for the fourth quarter of 2021. The increase from the linked quarter of $722 thousand was primarily related to increases in salary and benefits, professional services, and ATM and other losses. The increase over the prior year quarter was primarily driven by increased salary and benefit expense and other operating expenses.  For the year ended December 31, 2022, noninterest expense increased $2.5 million, or 5.8% over the year ended December 31, 2021, primarily due to increases in salary and benefits, professional services, employee professional development related to recruiting, and other operating expenses. The increase in salary and benefits was primarily driven by the addition of revenue producing officers, a return to normalized position vacancy levels, incentive compensation expense, and lower deferred loan costs. The Company completed negotiations with a major vendor relationship during the fourth quarter of 2022 which is expected to reduce existing cost structures beginning in 2023 as well as provide an opportunity for operational leverage for future growth at fixed cost levels. Several other major vendor contracts and relationships continue to be assessed and negotiated as a key component of efforts to reduce noninterest expense levels while improving operational efficiency.

Capital Management and Dividends
For the fourth quarter of 2022 and 2021, respectively, the Company declared dividends of $0.13 per share. The dividend represents a payout ratio of 24.6% of earnings per share for the fourth quarter of 2022. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total equity decreased $22.1 million at December 31, 2022, compared to December 31, 2021, due primarily to unrealized losses in the market value of securities available-for-sale, which are recognized as a component of accumulated other comprehensive (loss) income and the repurchase of shares under the Company’s share repurchase program, partially offset by net income. The Company’s securities available-for-sale are fixed income debt securities, and their decline in market value during 2022 was a result of increases in market interest rates. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company or its subsidiaries.

The Company had a share repurchase program which was authorized by the Board of Directors in October 2021 to repurchase up to 10% of the Company’s issued and outstanding common stock through November 30, 2022. The Company did not execute any repurchases under this plan during the fourth quarter of 2022.

At December 31, 2022, the book value per share of the Company’s common stock was $19.75, and tangible book value per share (non-GAAP) was $19.37. For more information about non-GAAP financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Non-GAAP Financial Measures
In reporting the results as of and for the quarter and years ended December 31, 2022, the Company has provided supplemental financial measures on a tax-equivalent, tangible or adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation, which use language such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the beliefs of Old Point’s management, as well as estimates and assumptions made by, and information available to, management, as of the time such statements are made. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results, performance, achievements, or trends could differ materially from historical results or those anticipated by such statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Forward-looking statements in this release may include, without limitation: statements regarding strategic business initiatives, including vendor review initiatives and new vendor relationships, and the future financial impact of those initiatives; future financial performance; future financial and economic conditions and loan demand; impacts of economic uncertainties; performance of the investment and loan portfolios; revenue generation, efficiency initiatives and expense controls; deposit growth; levels and sources of liquidity; future levels of the allowance for loan losses, charge-offs or net recoveries; levels of or changes in interest rates; and statements that include other projections, predictions, expectations, or beliefs about future events or results, or otherwise are not statements of historical fact.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in or the effects of: interest rates and yields and their impacts on macroeconomic conditions, customer and client behavior, Old Point’s funding costs and Old Point’s loan and securities portfolios; inflation and its impacts on economic growth and customer and client behavior; general economic and business conditions in the United States generally and particularly in the Company’s service area, including higher inflation, slowdowns in economic growth, an increase in unemployment levels, the COVID-19 pandemic, the ongoing conflict between Russia and Ukraine, and the impacts on customer and client behavior; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; the quality or the composition of the loan or securities portfolios and changes therein; effectiveness of expense reduction plans; an insufficient ALLL; potential claims, damages and fines related to litigation or government actions; demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the ongoing conflict between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and governmental and societal responses to the foregoing, on, among other things, the Company’s operations, liquidity, and credit quality; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management’s investment strategy and strategy to manage the net interest margin; the U.S. government’s guarantee of repayment of small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; the Company’s ability to compete in the market for financial services and increased competition from fintech companies; demand for financial services in Old Point’s service area; technological risks and developments; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management’s modeling systems; the real estate market; changes in accounting principles, standards, policies guidelines, and interpretations, and the related impact on the Company’s financial statements; changes in management; and other factors detailed in Old Point’s publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2021, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date they are made.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management., which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	December 31,
(dollars in thousands, except share data)	2022	2021
	(unaudited)
Assets

Cash and due from banks	$15,670	$13,424
Interest-bearing due from banks	3,580	164,073
Federal funds sold	-	10,425
Cash and cash equivalents	19,250	187,922
Securities available-for-sale, at fair value	225,518	234,321
Restricted securities, at cost	3,434	1,034
Loans held for sale	421	3,287
Loans, net	1,016,559	833,661
Premises and equipment, net	31,008	32,134
Premises and equipment, held for sale	987	871
Bank-owned life insurance	34,049	28,168
Goodwill	1,650	1,650
Core deposit intangible, net	231	275
Other assets	22,228	14,832
Total assets	$1,355,335	$1,348,580

Liabilities & Stockholders’ Equity

Deposits:
Noninterest-bearing deposits	$418,582	$421,531
Savings deposits	584,527	586,450
Time deposits	152,910	169,118
Total deposits	1,156,019	1,177,099
Overnight repurchase agreements	4,987	4,536
Federal funds purchased	11,378	-
Federal Home Loan Bank advances	46,100	-
Federal Reserve Bank borrowings	-	480
Long term borrowings	29,538	29,407
Accrued expenses and other liabilities	8,579	5,815
Total liabilities	1,256,601	1,217,337

Stockholders’ equity:
Common stock, $5 par value, 10,000,000 shares authorized; 4,999,083 and 5,239,707 shares outstanding (includes 46,989 and 38,435 of nonvested restricted stock, respectively)	24,761	26,006
Additional paid-in capital	16,593	21,458
Retained earnings	78,147	71,679
Accumulated other comprehensive (loss) income, net	(20,767)	1,675
Total stockholders’ equity	98,734	120,818
Total liabilities and stockholders’ equity	$1,355,335	$1,338,155

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended			Year Ended
(dollars in thousands, except per share data)	Dec. 31, 2022	Sep. 30, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021

Interest and Dividend Income:
Loans, including fees	$12,234	$10,506	$9,452	$41,407	$37,912
Due from banks	65	252	67	598	230
Federal funds sold	3	11	3	21	3
Securities:
Taxable	1,527	1,297	870	4,936	3,284
Tax-exempt	262	272	195	994	753
Dividends and interest on all other securities	29	30	13	87	70
Total interest and dividend income	14,120	12,368	10,600	48,043	42,252

Interest Expense:
Checking and savings deposits	275	147	245	746	938
Time deposits	410	312	405	1,403	1,941
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	66	43	2	69	35
Federal Home Loan Bank advances	165	-	-	207	-
Long term borrowings	295	295	292	1,180	544
Total interest expense	1,211	797	944	3,605	3,458
Net interest income	12,909	11,571	9,656	44,438	38,794
Provision for loan losses	633	402	284	1,706	794
Net interest income after provision for loan losses	12,276	11,169	9,372	42,732	38,000

Noninterest Income:
Fiduciary and asset management fees	1,011	953	1,088	4,097	4,198
Service charges on deposit accounts	791	795	700	3,069	2,697
Other service charges, commissions and fees	1,044	1,143	1,063	4,383	4,338
Bank-owned life insurance income	256	227	389	909	1,014
Mortgage banking income	78	86	251	497	2,280
(Loss) on sale of available-for-sale securities, net	(1,870)	-	-	(1,870)	-
Gain on sale of fixed assets	1,690	-	-	1,690	-
Other operating income	125	161	116	730	358
Total noninterest income	3,125	3,365	3,607	13,505	14,885

Noninterest Expense:
Salaries and employee benefits	7,201	6,821	6,349	27,055	25,361
Occupancy and equipment	1,232	1,184	1,184	4,720	4,694
Data processing	1,183	1,206	1,130	4,630	4,557
Customer development	175	136	145	473	370
Professional services	758	647	731	2,673	2,521
Employee professional development	222	230	232	991	719
Other taxes	212	212	186	849	794
ATM and other losses	309	112	280	535	504
Other operating expenses	995	1,017	891	3,729	3,629
Total noninterest expense	12,287	11,565	11,128	45,655	43,149
Income before income taxes	3,114	2,969	1,851	10,582	9,736
Income tax expense	471	427	173	1,474	1,296
Net income	$2,643	$2,542	$1,678	$9,108	$8,440

Basic Earnings per Common Share:
Weighted average shares outstanding	4,998,173	5,015,712	5,245,939	5,071,130	5,238,318
Net income per share of common stock	$0.53	$0.51	$0.32	$1.80	$1.61

Diluted Earnings per Common Share:
Weighted average shares outstanding	4,998,173	5,015,712	5,245,942	5,071,169	5,238,352
Net income per share of common stock	$0.53	$0.51	$0.32	$1.80	$1.61

Cash Dividends Declared per Share:	$0.13	$0.13	$0.13	$0.52	$0.50

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended December 31,
(unaudited)	2022			2021
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$999,687	$12,235	4.86%	$861,454	$9,464	4.36%
Investment securities:
Taxable	181,254	1,527	3.34%	188,085	870	1.84%
Tax-exempt*	44,526	331	2.95%	33,825	247	2.89%
Total investment securities	225,780	1,858	3.27%	221,910	1,117	2.00%
Interest-bearing due from banks	8,251	65	3.11%	152,289	67	0.17%
Federal funds sold	262	3	3.68%	9,667	3	0.09%
Other investments	2,024	29	5.96%	1,033	13	5.42%
Total earning assets	1,236,004	$14,190	4.56%	1,246,353	$10,664	3.39%
Allowance for loan losses	(10,247)			(9,732)
Other non-earning assets	106,319			93,351
Total assets	$1,332,076			$1,329,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$85,661	$3	0.01%	$76,600	$3	0.02%
Money market deposit accounts	382,513	263	0.27%	388,849	230	0.23%
Savings accounts	120,398	9	0.03%	118,920	12	0.04%
Time deposits	153,967	410	1.06%	170,523	405	0.94%
Total time and savings deposits	742,539	685	0.37%	754,892	650	0.34%
Federal funds purchased, repurchase agreements and other borrowings	11,396	66	2.32%	5,380	2	0.13%
Federal Home Loan Bank advances	15,284	165	4.21%	-	-	0.00%
Long term borrowings	29,517	295	3.91%	29,386	292	3.95%
Total interest-bearing liabilities	798,736	1,211	0.60%	789,658	944	0.47%
Demand deposits	429,740			410,209
Other liabilities	7,917			8,885
Stockholders’ equity	95,683			121,220
Total liabilities and stockholders’ equity	$1,332,076			$1,329,972
Net interest margin*		$12,979	4.17%		$9,720	3.09%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $70 thousand and $64 thousand for December 31, 2022 and 2021, respectively.
**	Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the years ended December 31,
(unaudited)	2022			2021
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
ASSETS
Loans*	$919,990	$41,440	4.50%	$841,748	$37,960	4.51%
Investment securities:
Taxable	192,639	4,936	2.56%	173,661	3,284	1.82%
Tax-exempt*	42,792	1,258	2.94%	32,158	953	2.96%
Total investment securities	235,431	6,194	2.63%	205,819	4,237	2.06%
Interest-bearing due from banks	75,111	598	0.80%	145,425	230	0.16%
Federal funds sold	2,694	21	0.77%	2,932	3	0.09%
Other investments	1,554	87	5.63%	1,104	70	6.35%
Total earning assets	1,234,780	$48,340	3.91%	1,197,028	$42,500	3.55%
Allowance for loan losses	(9,958)			(9,621)
Other nonearning assets	99,272			98,597
Total assets	$1,324,094			$1,286,004

LIABILITIES AND STOCKHOLDERS’ EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$78,167	$10	0.01%	$71,841	$13	0.02%
Money market deposit accounts	385,067	697	0.18%	372,193	879	0.24%
Savings accounts	125,310	39	0.03%	114,285	46	0.04%
Time deposits	159,889	1,403	0.88%	180,255	1,941	1.08%
Total time and savings deposits	748,433	2,149	0.29%	738,574	2,879	0.39%
Federal funds purchased, repurchase agreements and other borrowings	6,170	69	1.12%	14,178	35	0.25%
Federal Home Loan Bank advances	5,606	207	3.69%	-	-	0.00%
Long term borrowings	29,469	1,180	4.01%	13,784	544	3.95%
Total interest-bearing liabilities	789,678	3,605	0.46%	766,536	3,458	0.45%
Demand deposits	422,850			391,673
Other liabilities	6,221			7,473
Stockholders’ equity	105,345			120,322
Total liabilities and stockholders’ equity	$1,324,094			$1,286,004
Net interest margin*		$44,735	3.62%		$39,042	3.26%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $297 thousand and $248 thousand for December 31, 2022 and 2021, respectively.

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,			For the years ended,
Selected Ratios (unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands, except per share data)	2022	2022	2021	2022	2021

Earnings per common share, diluted	$0.53	$0.51	$0.32	$1.80	$1.61
Return on average assets (ROA)	0.79%	0.77%	0.50%	0.69%	0.66%
Return on average equity (ROE)	10.96%	9.86%	5.49%	8.65%	7.01%
Net Interest Margin (FTE) (non-GAAP)	4.17%	3.78%	3.09%	3.62%	3.26%
Efficiency ratio	76.63%	77.43%	83.90%	78.79%	80.38%
Efficiency ratio (FTE) (non-GAAP)	76.30%	77.01%	83.50%	78.39%	80.01%
Book value per share	19.75	18.71	23.06
Tangible Book Value per share (non-GAAP)	19.37	18.34	22.69
Non-performing assets (NPAs) / total assets	0.15%	0.36%	0.11%
Annualized Net Charge Offs / average total loans	0.02%	0.16%	0.05%
Allowance for loan and lease losses / total loans	1.02%	1.04%	1.17%

Non-Performing Assets (NPAs)
Nonaccrual loans	$1,243	$4,375	$478
Loans > 90 days past due, but still accruing interest	840	330	1,025
Other real estate owned	-	-	-
Total non-performing assets	$2,083	$4,705	$1,503

Other Selected Numbers
Loans, net	$1,016,559	$945,132	$833,661
Deposits	1,156,019	1,182,308	1,177,099
Stockholders’ equity	98,734	93,512	120,818
Total assets	1,355,335	1,317,006	1,338,155
Loans charged off during the quarter, net of recoveries	40	365	103
Quarterly average loans	999,687	938,110	861,454
Quarterly average assets	1,332,076	1,313,646	1,329,972
Quarterly average earning assets	1,236,004	1,223,985	1,246,353
Quarterly average deposits	1,172,279	1,164,696	1,165,101
Quarterly average equity	95,683	102,298	121,220

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended			Year Ended
	Dec. 31, 2022	Sep. 30, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$12,909	$11,571	$9,656	$44,438	$38,794
FTE adjustment	70	83	64	297	248
Net interest income (FTE) (non-GAAP)	$12,979	$11,654	$9,720	$44,735	$39,042
Noninterest income (GAAP)	3,125	3,365	3,607	13,505	14,885
Total revenue (FTE) (non-GAAP)	$16,104	$15,019	$13,327	$58,240	$53,927
Noninterest expense (GAAP)	12,287	11,565	11,128	45,655	43,149

Average earning assets	$1,236,004	$1,223,985	$1,246,353	$1,234,780	$1,197,028
Net interest margin	4.14%	3.75%	3.07%	3.60%	3.24%
Net interest margin (FTE) (non-GAAP)	4.17%	3.78%	3.09%	3.62%	3.26%

Efficiency ratio	76.63%	77.43%	83.90%	78.79%	80.38%
Efficiency ratio (FTE) (non-GAAP)	76.30%	77.01%	83.50%	78.39%	80.01%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$98,734	$93,512	$120,818
Less goodwill	1,650	1,650	1,650
Less core deposit intangible	231	242	275
Tangible Stockholders Equity (non-GAAP)	$96,853	$91,620	$118,893

Shares issued and outstanding	4,999,083	4,996,728	5,239,707

Book value per share	$19.75	$18.71	$23.06
Tangible book value per share (non-GAAP)	$19.37	$18.34	$22.69

	Dec. 31, 2022	Sep. 30, 2022	Dec. 31, 2021
ALLL as a Percentage of Loans Held for Investment
Loans held for investment (net of deferred fees and costs) (GAAP)	$1,027,085	$955,065	$843,526
Less PPP loans outstanding	530	624	19,008
Loans held for investment, (net of deferred fees and costs), excluding PPP(non-GAAP)	$1,026,555	$954,441	$824,518

ALLL	$10,526	$9,933	$9,865

ALLL as a Percentage of Loans Held for Investment	1.02%	1.04%	1.17%
ALLL as a Percentage of Loans Held for Investment, net of PPP originations	1.03%	1.04%	1.20%